Exhibit 10.39
Summary of Compensation for Non-Employee Directors
Effective January 1, 2007

Annual Board Retainer	$ 40,000
Board Meeting Fee	$ 1,500 per meeting attended
Committee Chair Annual Retainer
Audit/Compensation	$ 15,000
Committee Chair Annual Retainer
Other Committees	$ 5,000
Committee Meeting Fee	$ 1,500 per meeting attended
Annual Equity Grant (1)	$ 125,000